Exhibit 26(n)(i)

Written Consent of Sutherland Asbill & Brennan LLP

SAB Letterhead

September 30, 2008

Board of Directors

Transamerica Life Insurance Company

4333 Edgewood Road, N.E.

Cedar Rapids, Iowa 52499-0001

Separate Account VUL 3

Transamerica Elite

File No. 811-09715

To the Board of Directors:

We hereby consent to the use of our name under the caption “Legal Matters” in the Statement of Additional Information for the Transamerica Elite policy contained in the Initial Registration Statement on Form N-6 of Separate Account VUL 3 (File No 811-09715) filed with the Securities and Exchange Commission by Transamerica Life Insurance Company. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Mary Jane Wilson-Bilik
Mary Jane Wilson-Bilik